                                                                   Exhibit EX-21

                           Subsidiaries of Registrant

Subsidiary                                               State of Organization

Historic Discoveries, Inc.                               Pennsylvania
Artifact Recovery & Conservation Inc.                    Pennsylvania
         (subsidiary of Historic Discoveries, Inc.)
Sea Research Inc.                                        California
         (subsidiary of Historic Discoveries, Inc.)
Sea Quest, Inc.                                          California
         (subsidiary of Sea Research, Inc.)
Sovereign Exploration Associates International           Pennsylvania
         of Spain, Inc.